EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

323 Railroad Corp., a Connecticut Corporation

UB Darien, Inc., a Connecticut Corporation

UB Danbury, Inc., a Connecticut Corporation

UB Somers, Inc., a New York Corporation

UB Dockside, LLC, a Delaware Limited Liability Company

UB Railside, LLC, a Delaware Limited Liability Company

UB Yorktown, LLC, a Delaware Limited Liability Company

UB Stamford, L.P., a Delaware Limited Partnership

UB Rye, LLC, a New York Limited Liability Company

UB Ironbound L.P., a Delaware Limited Partnership

UB Ironbound GP, LLC, a Delaware Limited Liability Company

UB New Milford, LLC, a Delaware Limited Liability Company

Carmel Movie Theater, Inc., a New York Corporation